SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

NCI BUILDING SYSTEMS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No Fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 112 (set forth the amount on which the filing fee is calculated and state how much it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

January 27, 2006

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of NCI Building Systems, Inc. to be held at 10:00 a.m. on Friday, March 10, 2006, at the NCI Conference Center located at 7313 Fairview, Houston, Texas. At this meeting you will be asked to:

(1)	Elect three directors to serve until the Annual Meeting of Stockholders to be held in 2009;

(2)	Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2006; and

(3)	Transact any other business that may properly come before the Annual Meeting of Stockholders or any reconvened meeting following any adjournment or postponement thereof.

It is important that your shares be represented at the Annual Meeting. Therefore, whether or not you expect to attend in person, please sign and date the enclosed proxy and return it in the enclosed envelope or submit your proxy using the telephone or Internet procedures that may be provided to you at your earliest convenience. Please note that using any of these methods will not prevent you from attending the meeting and voting in person.

Very truly yours,

/s/ A.R. Ginn
A.R. Ginn
Chairman of the Board

NCI BUILDING SYSTEMS, INC.

10943 North Sam Houston Parkway West

Houston, Texas 77064

NOTICE OF

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MARCH 10, 2006

The Annual Meeting of Stockholders of NCI Building Systems, Inc. will be held at the NCI Conference Center located at 7313 Fairview, Houston, Texas, on Friday, March 10, 2006, at 10:00 a.m. The Annual Meeting of Stockholders will be held for the following purposes:

1.	The election of three directors to serve until the Annual Meeting of Stockholders to be held in 2009;

2.	Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2006; and

3.	The transaction of any other business that may properly come before the Annual Meeting of Stockholders or any reconvened meeting following any adjournment or postponement thereof.

Only stockholders of record at the close of business on January 17, 2006 are entitled to notice of, and to vote at, the meeting or any reconvened meeting following any adjournment or postponement thereof.

We believe that it is desirable that as large a proportion as possible of the stockholders’ interests be represented at our annual meeting. Whether or not you plan to attend our annual meeting, we request that you properly date and sign the enclosed form of proxy and promptly return it to us using the enclosed addressed and stamped envelope or submit your proxy using the telephone or Internet procedures that may be provided to you. If you are present at the meeting and wish to do so, you may revoke the proxy and vote in person. If, however, you hold your shares through a nominee or broker, you must obtain a signed proxy from the broker in order to be able to vote in person.

By order the Board of Directors,

/s/ Todd. R. Moore
Todd R. Moore
Vice President, General Counsel and Secretary

Houston, Texas

January 27, 2006

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

To Be Held March 10, 2006

NCI BUILDING SYSTEMS, INC.

10943 North Sam Houston Parkway West

Houston, Texas 77064

(281) 897-7788

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MARCH 10, 2006

This proxy statement is furnished to stockholders of NCI Building Systems, Inc. in connection with the solicitation of proxies to be used at our Annual Meeting of Stockholders to be held Friday, March 10, 2006. Your proxy in the form enclosed will be voted at the meeting if properly executed by you, returned to us and not revoked by you before the annual meeting. If you give a proxy on the enclosed form, or by telephone or the Internet, you may revoke it at any time before it is voted by delivering written notice of revocation to the Secretary of NCI, by delivering a later dated proxy or by attending the annual meeting, withdrawing your proxy and voting your shares personally. Your attendance at the annual meeting will not constitute automatic revocation of your proxy. If you hold your shares through a nominee or broker, you must obtain a signed proxy from the broker in order to be able to vote in person.

We are first sending this proxy statement and the enclosed proxy form to stockholders on or about January 27, 2006.

ACTION TO BE TAKEN AT ANNUAL MEETING

When you have appropriately specified how your proxy should be voted, the proxy will be voted accordingly. Unless you otherwise specify in your proxy, your proxy will be voted (1) FOR the election as directors of the nominees listed under “Election of Directors”; (2) FOR ratification of Ernst & Young LLP as the Company’s Independent registered public accountants for fiscal 2006; and (3) at the discretion of the proxy holders, either FOR or AGAINST any other matter or business that may properly come before the annual meeting. Our board of directors is not currently aware of any other such matter or business.

PERSONS MAKING THE SOLICITATION

Our board of directors is soliciting the accompanying proxy. We will bear the entire cost of soliciting proxies and no other person or persons will bear those costs either directly or indirectly. Our transfer agent, Computershare Investor Services, Inc., will assist in the solicitation of proxies from stockholders at a fee of approximately $2,500 plus reimbursement of reasonable out-of-pocket expenses. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and email by our directors, officers and employees, none of whom will receive additional compensation. We will also reimburse brokerage houses and other nominees for their reasonable expenses in forwarding proxy materials to beneficial owners of our common stock.

OUTSTANDING CAPITAL STOCK

The record date for stockholders entitled to notice of, and to vote at, the annual meeting is January 17, 2006. At the close of business on that date we had 20,368,080 shares of common stock issued and outstanding and entitled to be voted at the annual meeting.

The following table sets forth, as of January 17, 2006 (the “Ownership Date”), the number of shares of common stock beneficially owned by (1) each person or group known by us to own beneficially more than 5% of the outstanding shares of common stock, (2) each director and nominee for director, (3) each of our executive officers identified under the caption “Executive Compensation” and (4) all directors, director nominees and executive officers as a group. Except as otherwise indicated, each of the persons or groups named below has sole voting power and investment power with respect to the common stock.

	Beneficial Ownership (1)
Name of Beneficial Owner or Group	Number of Shares	Percent
FMR Corp. (2)	1,923,400	9.44
82 Devonshire Street
Boston, MA 02109
Dimensional Fund Advisors Inc. (2)	1,323,498	6.50
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401
Dalton, Greiner, Hartman, Maher & Co. (2)	1,221,561	6.00
565 Fifth Ave., Suite 2101
New York, NY 10017
Lord, Abbett & Co. LLC (2)	1,191,570	5.85
90 Hudson Street
Jersey City, NJ 07302
Pzena Investment Management, LLC (2)	985,460	4.84
120 West 45th Street, 34th Floor
New York, NY 10036
A. R. Ginn (3)	190,775	*
Norman C. Chambers (3)	163,277	*
Kelly R. Ginn (3)(4)	93,935	*
William D. Breedlove (3)	24,125	*
Gary L. Forbes (3)	23,125	*
Kenneth W. Maddox (3)	18,751	*
John K. Sterling (3)	18,162	*
William M. Young (3)	14,088	*
W. Bernard Pieper (3)	13,405	*
Frances R. Powell (3)	13,759	*
George Martinez (3)	3,138	*
Max L. Lukens (3)	1,930	*
Philip J. Hawk (3)	1,753	*
All directors and executive officers as a group (16 persons) (5)	624,013	3.04

*	Less than 1%.
(1)	Includes shares beneficially owned by the listed persons, including shares owned under our 401(k) Profit Sharing Plan. If a person has the right to acquire beneficial ownership of any shares by exercise of options previously granted within 60 days after the Ownership Date, those shares are deemed beneficially owned by that person as of the Ownership Date and are deemed to be outstanding solely for the purpose of determining the percentage of the common stock that he or she owns. Those shares are not included in the computations for any other person.
(2)	This information is based solely on filings made with the SEC on Schedule 13G or 13G/A relating to calendar year 2005.

(3)	The number of shares of common stock beneficially owned by each person includes options exercisable on the Ownership Date or within 60 days after the Ownership Date and excludes options not exercisable within 60 days after the Ownership Date. The number of shares of common stock beneficially owned by each person also includes unvested shares of restricted stock. Each owner of restricted stock has the right to vote his or her shares but may not transfer them until they have vested.

	Options
	Exercisable	Not Exercisable	Unvested Restricted Stock
A. R. Ginn	4,387	230,401	83,388
Norman C. Chambers	51,500	151,500	107,184
Kelly R. Ginn	9,442	4,051	58,978
Frances R. Powell	6,250	18,750	5,733
William M. Young	6,231	3,241	4,452
William D. Breedlove	16,811	1,620	1,781
Gary L. Forbes	16,811	1,620	1,781
John K. Sterling	—	—	1,787
Kenneth W. Maddox	11,009	4,051	4,452
W. Bernard Pieper	11,091	1,489	1,781
Max. L. Lukens	—	—	1,486
George Martinez	3,138	3,717	—
Philip J. Hawk	750	2,250	918

(4)	Includes 16,716 shares of common stock held by nine trusts for the benefit of Mr. Kelly Ginn’s two children and six nieces and nephews and one brother, of which trusts Mr. Kelly Ginn is the trustee and may be deemed to share voting and investment power. Mr. Kelly Ginn disclaims beneficial ownership of those shares.
(5)	The number of shares of common stock beneficially owned by all directors and officers as a group includes beneficial ownership of the additional officers listed in the table below. As with the officers and directors listed individually, the number of shares of common stock beneficially owned by each person includes options exercisable on the Ownership Date or within 60 days after the Ownership Date and excludes options not exercisable within 60 days after the Ownership Date.

	Options
	Exercisable	Not Exercisable
Richard F. Klein	23,715	10,362
Todd R. Moore	2,555	6,753
Eric R. Brown	3,256	12,409

QUORUM AND VOTING

The presence in person or by proxy of the holders of a majority of the outstanding shares of the common stock is necessary to constitute a quorum at the annual meeting. Each outstanding share of common stock is entitled to one vote. Those nominees receiving a plurality of all of the votes cast at the annual meeting shall be elected to our board of directors. As such, neither abstentions nor broker non-votes (i.e., shares held by brokers or nominees as to which they have no discretionary power to vote on a particular matter and have received no instructions from the beneficial owners or persons entitled to vote thereon), if any, will have any effect on the election of directors. All other matters, except where other provision is made by law, our certificate of incorporation or our by-laws, shall be decided by the vote of a majority of the votes cast by the stockholders present in person or by proxy and entitled to vote, a quorum being present. Broker non-votes and abstentions are not considered votes cast for this purpose, and will have the effect of a vote against the proposal.

ELECTION OF DIRECTORS

Our Certificate of Incorporation and By-Laws provide that the number of directors on our board shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of our board of directors. The number of members constituting our board of directors is currently fixed at nine.

In accordance with our Certificate of Incorporation and By-Laws, our board of directors is divided into three classes, as nearly equal in number as reasonably possible, and members are elected for a term of office expiring at the third succeeding annual stockholders’ meeting following their election to office or until a successor is duly elected and qualified. Under our by-laws, subject to applicable law and unless our board determines otherwise, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office until the annual meeting of stockholders next after their election at which time their continuing directorship is subject to stockholder approval. The terms of office of each of the Class I, Class II and Class III directors expire at the annual meeting in 2006, 2007 and 2008, respectively.

Three Class I directors are to be elected at the annual meeting for a term expiring at the annual meeting to be held in 2009, or until their respective successors are duly elected and qualified. If, at the time of or prior to our annual meeting, any of the nominees should be unable or decline to serve, the discretionary authority provided in the proxy may be used to vote for a substitute or substitutes designated by our board of directors. Our board of directors has no reason to believe that any substitute nominee or nominees will be required. No proxy will be voted for a greater number of persons than the number of nominees named herein.

Set forth below is information concerning the persons nominated for election as directors.

Our board of directors recommends a vote FOR the election of these nominees.

Nominees For Election As Director

Class I Nominees For Election As Directors Who Serve Until The Annual Meeting To Be Held In 2009:

A. R. Ginn

Mr. A.R. Ginn, age 66, has served as our Chairman of the Board since July 2000, as our President and Chief Executive Officer since November 2003 and as one of our directors since May 1998. Mr. A.R. Ginn serves as the Chairman of the Executive Committee of our board of directors. He served as President of the Metal Components Division from May 1998 until October 2000 and has served as its Chief Executive Officer since May 1998. He also has served as Chief Executive Officer of the Metal Coatings Division since May 1998. Mr. A.R. Ginn served as our President and Chief Operating Officer from December 1998 until July 2000. From May 1998 until December 1998, he served as our Executive Vice President. Before joining NCI, Mr. A.R. Ginn served as director, President and Chief Executive Officer of Metal Building Components, Inc., a metal components manufacturer (“MBCI”), from 1976 until our acquisition of MBCI in May 1998 and was Chief Executive Officer of the Metal Coatings Division of MBCI from 1987 to May 1998. Mr. A.R. Ginn has over 47 years of experience in the metal building and components industry. Mr. A.R. Ginn is the father of Kelly Ginn, one of our executive officers.

W. Bernard Pieper

Mr. Pieper, age 73, has served as one of our directors since December 2000. Mr. Pieper serves on the Compensation Committee and is the Chairman of the Nominating and Corporate Governance Committee of our board of directors. Mr. Pieper, now retired, is a private investor who completed his second term as a member of the Board of Trustees of Rice University in Houston, Texas, in May 2004. Mr. Pieper served as a member of the Board of Trustees of Rice University since 1996. Since 2000, he has served on various other boards and committees of Rice University. From 1957 until 1992, Mr. Pieper was employed by Brown & Root. From 1992 until 1996, Mr. Pieper was employed as Vice Chairman of Halliburton Company, a provider of energy services and related engineering and construction services, during the last two years of which he also served as Chief Operating Officer.

John K. Sterling

John K. Sterling, age 61, has served as one of our directors since October 2004. Mr. Sterling serves on the Nominating and Corporate Governance Committee and the Compensation Committee of our board of directors. Since May 2004, Mr. Sterling has been Executive Vice President — Corporate Development of Global 360, Inc., a provider of enterprise-wide, business process management and analytics software solutions. Previously, he practiced corporate law for 36 years with Gardere Wynne Sewell, LLP, where he was a general partner from 1975 through his retirement from the firm in May 2004 and then served in an of-counsel role to Gardere until October 2004.

Directors Remaining In Office

Class II Directors Who Serve Until The Annual Meeting To Be Held In 2007:

Gary L. Forbes

Mr. Forbes, age 61, has served as one of our directors since December 1991. Mr. Forbes serves on the Executive Committee and Compensation Committee and is the Chairman of the Audit Committee of our board of directors. In addition, Mr. Forbes is our designated audit committee financial expert. Mr. Forbes has been a Vice President of Equus II Incorporated, an investment company, since November 1991. Mr. Forbes is also a director of Consolidated Graphics, Inc., a commercial printing company. Mr. Forbes is a certified public accountant.

Max L. Lukens

Mr. Lukens, age 57, has served as one of our directors since May 2003. Mr. Lukens serves on the Audit Committee and the Nominating and Corporate Governance Committee of our board of directors. Mr. Lukens is the Chief Executive Officer and President of Stewart & Stevenson Services, Inc., a corporation primarily engaged in the custom fabrication of engine-driven products. From 1981 to January 2000, Mr. Lukens was employed by Baker Hughes Incorporated, a company engaged in the oilfield and process industry segments and a manufacturer and provider of other products and services to industries that are not related to the oilfield or process industries. During the last two years of that period he served as Chairman of the Board, President and Chief Executive Officer.

George Martinez

Mr. Martinez, age 64, has served as one of our directors since March 2003. Mr. Martinez serves on the Audit Committee and the Nominating and Corporate Governance Committee of our board of directors. Mr. Martinez has served as President of Chrysalis Partners, LLC, a performance consulting firm, since 1999. Mr. Martinez is the former Chairman of Sterling Bancshares, Inc., a bank holding company, having served as Chairman of the Board from 2001 to 2004, as Chairman and chief executive officer from 1994 to 2001 and as President and chief executive officer from 1981 to 1994. He also served as chief executive officer of Sterling Bank, the principal banking subsidiary of Sterling Bancshares, from 1980 to 2001.

Class III Directors Who Serve Until The Annual Meeting To Be Held In 2008:

Norman C. Chambers

Norman C. Chambers, age 56, has served as our President and Chief Operating Officer since April 2004 and as one of our directors since May 2003. Mr. Chambers serves on the Executive Committee of our board of directors. Mr. Chambers was a director and President of Comfort Systems USA, Inc., a provider of heating, ventilation and air conditioning services, from November 2002 until April 2004 and also served as Chief Operating Officer from February 2003 until April 2004. From November 2001 to October 2002, Mr. Chambers was Chief Operating Officer of Capstone Turbine Corporation, a distributive generation technology company. From April 2000 to September 2001, Mr. Chambers served as President and Chief Executive Officer of Petrocosm Corporation, a privately held e-commerce business serving the energy industry which filed for protection under Chapter 7 of the U.S. Bankruptcy Code in September 2001. From June 1985 to April 2000, Mr. Chambers served in various executive positions with Halliburton Company, a provider of energy services and related engineering and construction services, and its subsidiaries. Mr. Chambers has over twenty-five years of experience in the engineering and construction industry.

William D. Breedlove

William D. Breedlove, age 66, has served as one of our directors since March 1992. Mr. Breedlove serves on the Nominating and Corporate Governance Committee and is the Chairman of the Compensation Committee of our board of directors. Mr. Breedlove served as Vice Chairman of Hoak Breedlove Wesneski & Co. (HBW), an investment banking firm, from August 1996 until his retirement in July 2004. Mr. Breedlove held senior management positions in commercial and merchant banking for over 30 years. Prior to HBW’s formation in 1996, Mr. Breedlove was chairman, managing director and co-founder of Breedlove Wesneski & Co., a private merchant banking firm. From 1984 to 1989, Mr. Breedlove also served as president and director of Equus Capital Corporation, the corporate general partner of three public and private limited partnerships operating as management leveraged buyout funds. Mr. Breedlove’s experience also includes 22 years at First National Bank in Dallas, the last three years of which he served as chairman and chief executive officer of the lead bank and vice chairman of InterFirst Corporation. Mr. Breedlove is also a director of Integrated Security Systems, Inc. and five private companies. He has previously served as director of several other publicly-held companies, including InterFirst Corporation, Texas Oil and Gas Corporation, Dillard’s Department Stores, Local Financial Corporation, and Cronus Industries, Inc. Mr. Breedlove received his B.B.A. degree in finance and banking from the University of Texas at Austin.

Philip J. Hawk

Philip J. Hawk, age 51, has served as one of our directors since July 2004. Mr. Hawk serves on the Audit Committee and the Compensation Committee of our board of directors. Mr. Hawk has been the Chairman of the Board of Directors and Chief Executive Officer of Team, Inc., a leading provider of specialty contracting and maintenance services to the process, power and heavy manufacturing industries, since November 1998. From 1993 to 1998, Mr. Hawk held the position of President and Chief Executive Officer of EOTT Energy Partners, L.P., an energy marketing and service company.

MANAGEMENT

Our executive officers are as follows:

Name	Position
A.R. Ginn	Chairman of the Board, Chief Executive Officer and Chairman of the Executive Committee of NCI; Chief Executive Officer of all NCI Divisions

Norman C. Chambers	President, Chief Operating Officer and Director

Frances R. Powell	Executive Vice President, Chief Financial Officer and Treasurer of NCI and all NCI Divisions

Kenneth W. Maddox	Executive Vice President, Administration of NCI and all NCI Divisions

Kelly R. Ginn	President and Chief Operating Officer of Metal Components Division

William M. Young	President and Chief Operating Officer of Engineered Building Systems Division

Richard F. Klein	President and Chief Operating Officer of Metal Coil Coating Division

Todd R. Moore	Vice President, General Counsel and Secretary of NCI and all NCI Divisions

Eric J. Brown	Vice President and Chief Information Officer of NCI and all NCI Divisions

Other Key Managers:

Jimmy Dee Anderson	President and Chief Operating Officer of Doors & Building Components Division

Charles W. Dickinson	Executive Vice President, Sales of Metal Components Division; President of ABC Division

Mark W. Dobbins	Vice President, Operations of Metal Components Division

Keith E. Fischer	Executive Vice President, Marketing of NCILP Buildings Division; President of Metallic Buildings Division

Dennis P. McDeavitt	President and Chief Operating Officer of A&S Building Systems Division

Brad Robeson	Vice President, Operations of the Metal Coil Coating Division.

Stephen C. Theall	Vice President, Manufacturing of NCILP Buildings Division

Kimball D. Wells	President and Chief Operating Officer of Mesco Metal Buildings Division

Executive Officers:

Information concerning the business experience of Mr. A.R. Ginn and Mr. Norman C. Chambers is provided under the section titled “Election of Directors.”

Frances R. Powell, age 51, has served as Executive Vice President, Chief Financial Officer and Treasurer since February 14, 2005. From 2003 to 2005, she served as a financial advisor to London Merchant Securities PLC, a real estate and investment company, and she has an extensive finance background with publicly held companies, including NYSE-traded Grant Prideco, Inc., a manufacturer of engineered tubular products for the energy industry, and Weatherford International, Inc., an oilfield services company. From 2000 to 2001, she was Chief Financial Officer and Treasurer at Grant Prideco and helped lead that company’s 100% public spin-off from Weatherford in 2000. Prior to the spin-off, Ms. Powell was Vice President, Accounting and Controller of Weatherford, having advanced through a number of positions of increasing responsibility at Weatherford since joining the company in 1986. Ms. Powell has also previously been CFO, Controller or in other finance positions for several privately held companies.

Kenneth W. Maddox, age 58, has served as Executive Vice President, Administration since December 1998, Executive Vice President, Administration of all NCI divisions since July 2001 and as Vice President and Chief Financial Officer of the Metal Components Division and the Metal Coatings Division from May 1998 until July 2001. Mr. Maddox served as one of our directors from May 1998 until July 2000 and from May 1998 until December 1998, he served as our Vice President. Before joining NCI, Mr. Maddox served as the Chief Financial Officer and Treasurer of MBCI from 1980 until May 1998.

Kelly R. Ginn, age 45, has served as President and Chief Operating Officer of the Metal Components Division since October 2000. Mr. Kelly Ginn served as Vice President, Manufacturing of the Metal Components Division from May 1998 until October 2000. Before joining NCI in 1998, Mr. Kelly Ginn served as Vice President of Manufacturing of MBCI for over seven years. Mr. Kelly Ginn has over 26 years of experience in the metal building and components industry. Mr. Kelly Ginn is the son of A.R. Ginn, our Chairman of the Board and Chief Executive Officer.

William M. Young, age 56, has served as President and Chief Operating Officer of the Engineered Building Systems Division since September 2003 and as President of the A&S Building Systems Division since August 1999. Before joining NCI in 1999, Mr. Young was employed by Butler Manufacturing Company, a metal building manufacturer, for 25 years, during the last five of which he served as the plant manager for Butler Manufacturing’s largest plant. Mr. Young has over 28 years of experience in the metal building industry.

Richard F. Klein, age 67, has served as President and Chief Operating Officer of the Metal Coil Coating Division since May 1998. Before joining NCI in 1998, Mr. Klein served as President of Metal Coaters, Inc., a subsidiary of MBCI, for over 10 years. Before joining MBCI in 1987, Mr. Klein spent nine years as Vice President of a large coil coating concern. Mr. Klein has over 25 years of experience in the metal coil coating industry.

Todd R. Moore, age 46, has served as our Vice President and General Counsel since March 2003. Mr. Moore has served as a Vice President and General Counsel of all NCI divisions since January 1999. Before joining NCI in January 1999, Mr. Moore was employed by Gardere Wynne Sewell LLP, a Dallas law firm, for over nine years, during the last two years of which he was a partner.

Eric J. Brown, age 47, has served as our Vice President and Chief Information Officer since June 2004. Before joining NCI, Mr. Brown was Chief Information Officer of the Punahou School in Honolulu, Hawaii from 2002 until he joined NCI. From 2000 to 2002, Mr. Brown was Chief Information Officer of Petrocosm Corporation. From 1992 to 2000, Mr. Brown was a Director at KPMG Consulting LLC.

Other Key Managers:

Jimmy Dee Anderson, age 41, has served as the President and Chief Operating Officer of the Doors & Building Components Division since January 2002. From January 1999 until January 2002, Mr. Anderson served as Division President of A-Lert Building Systems, a division of Centurion Industries, Inc., a metal fabrication and industrial construction company. Prior to January 1999, Mr. Anderson was employed by NCI for over nine years. Mr. Anderson has over 13 years of experience in the metal building industry.

Charles W. Dickinson, age 54, has served as Executive Vice President, Sales of the Metal Components Division and President of ABC Division since October 2000. Mr. Dickinson served as Vice President, Sales of the Metal Components Division from May 1998 until October 2000. Before joining NCI in 1998, Mr. Dickinson served as Vice President of Sales of MBCI for over ten years. Mr. Dickinson has over 26 years of experience in the metal building and components industry.

Mark W. Dobbins, age 48, has served as Vice President, Operations of the Metal Components Division since October 2000. Mr. Dobbins served as President of the American Building Components Division from January 2000 until October 2000. During 1999, he served as the Senior General Manager of Manufacturing of the Metal Components Division. Before joining NCI in 1998, Mr. Dobbins was employed by MBCI for over 10 years. Mr. Dobbins has over 16 years of experience in the metal components industry.

Keith E. Fischer, age 50, has served as Executive Vice President, Marketing of the NCILP Buildings Division and President of the Metallic Metal Building Division since April 2002. Before joining NCI in April 2002, Mr. Fischer was employed by American Buildings Company, a metal building manufacturer that is now a division of Magnatrax Corporation, for over seven years, during the last two years of which he served as President. Mr. Fischer is a registered professional engineer. Mr. Fischer has over 28 years of experience in the metal building industry.

Dennis P. McDeavitt, age 54, has served as President and Chief Operating Officer of A&S Building Systems since August 2004. From January 2002 until August 2004 he served as Vice-President of Sales and Marketing for A&S Building Systems. Before joining NCI in 2002, Mr. McDeavitt was employed by Butler Manufacturing Company, a metal building manufacturer, for 28 years, during the last seven of which he served as a regional manager. Mr. McDeavitt has over 31 years of experience in the metal building industry.

Bradley D. Robeson, age 43, has served as the Vice President of Operations of the Metal Coaters Division since October 2005. From February 2001 until October 2005, Mr. Robeson served as Vice President and General Manager of Metal Prep, a Metal Coaters Division entity. From March 1996 until February 2001, Mr. Robeson served as Plant Manager for the NCILP Buildings Division. Prior to March 1996, Mr. Robeson served in various managerial positions with component companies ultimately acquired by NCI. Mr. Robeson has over 18 years industry experience.

Stephen C. Theall, age 44, has served as Vice President, Manufacturing of the NCILP Buildings Division since November 2003. From July 2000 until November 2003 he served as General Manager of Manufacturing for the Engineered Building Systems Division. From 1998 to July 2000 he served as General Manager of Manufacturing for the Metal Components Division. Prior to joining NCI in 1998 he was employed by MBCI for over 10 years. He has over 20 years of experience in the metal building and components industry.

Kimball D. Wells, age 49, has served as President of the Mesco Metal Buildings Division since April 2001. From February 2001 until April 2001 he served as Executive Vice President of the Mesco Buildings Solutions and from December 1999 until April 2001, he served as Vice President, Engineering of the Mesco Buildings Solutions. Before joining NCI in 1999, Mr. Wells was employed by Butler Manufacturing Company, a metal building manufacturer, for over 11 years, during the last three of which he served as a regional manager. Mr. Wells has over 27 years of experience in the metal building industry.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows information regarding compensation paid to A.R. Ginn, our Chief Executive Officer during our 2005 fiscal year, and the next five most highly paid persons who were executive officers at the end of our 2005 fiscal year (collectively, the “Named Executive Officers”), with respect to each of our last three fiscal years based on salary and bonus earned during each fiscal year.

						Long-Term Compensation
		Annual Compensation				Awards		Payouts
Name and Principal Position	Year	Salary ($)		Bonus ($)		Restricted Stock Awards ($)(a)	Securities Underlying Options (#)(b)	LTIP Payouts ($)(c)	All Other Compensation ($)(d)
A. R. Ginn	2005	615,000		522,750		149,964	—	—	311,069
Chairman of the Board	2004	535,769		1,759,600		2,304,456	300,000	—	302,522
and Chief Executive Officer	2003	450,000		—		—	10,364	763,307	252,618
Norman C. Chambers	2005	415,000		264,563		100,011	—	—	10,327
President and Chief	2004	208,846	(e)	689,900	(f)	3,548,367	200,000	—	—
Operating Officer	2003	N/A		N/A		N/A	N/A	N/A	N/A
Frances R. Powell	2005	177,885	(g)	113,156		227,493	25,000	—	2,692
Executive Vice President	2004	N/A		N/A		N/A	N/A	N/A	N/A
and Chief Financial Officer	2003	N/A		N/A		N/A	N/A	N/A	N/A
Kenneth W. Maddox	2005	248,850		163,838		74,982	—	—	168,001
Executive Vice President,	2004	232,846		514,683		75,001	—	—	35,656
Administration	2003	225,500		—		—	7,773	1,101,676	6,356
Kelly R. Ginn	2005	266,462		170,850		74,982	—	—	16,522
President and Chief	2004	242,769		534,479		75,001	—	—	11,089
Operating Officer of Metal Components Division	2003	234,000		—		999,462	7,773	—	4,854
William M. Young	2005	255,231		164,475		74,982	—	—	16,899
President and Chief	2004	219,808		494,888		75,001	—	—	11,002
Operating Officer of Engineered Building Systems Division	2003	184,692		—		—	6,218	—	6,032

(a)	Dollar amounts are calculated by multiplying the number of shares of common stock awarded by the closing price of our common stock on the business day immediately preceding the date the award is granted, in each case net of the consideration paid to us by the grantee upon his receipt of the award, which consideration is the par value of the awarded shares of restricted stock. Shares generally vest in four equal annual installments, beginning on the first anniversary of the grant date, or in full when the executive retires from his employment with us, unless vesting is accelerated by the occurrence of certain limited events. Messrs. A.R. Ginn, Chambers and Kelly Ginn have received special long-term restricted stock grants that will vest in full only on retirement, as defined in the agreements governing such grants, unless vesting is accelerated by the occurrence of certain limited events. For additional information regarding these special long-term grants, please see “—Employment and Change-in-Control Agreements—Restricted Stock Grants.”

At October 29, 2005, the value of all restricted stock held by each Named Executive (based on the $40.10 closing price of our common stock on October 28, 2005), in each case net of the consideration paid to us by the grantee, was as follows:

	Four-Year Vesting	Vesting on Retirement
A. R. Ginn	$308,974	$3,006,750
Norman C. Chambers	$1,683,780	$2,586,446
Kelly R. Ginn	$169,942	$2,185,947
Frances R. Powell	$245,752	—
Kenneth W. Maddox	$169,942	—
William M. Young	$169,942	—

The values above exclude shares that were received as restricted stock but have since vested. With respect to all restricted shares granted, the individual grantees have the right to vote the shares and to receive dividends paid by us, whether in cash or stock, but may not transfer the shares until they have vested.

(b)	Options to acquire shares of common stock.
(c)	On May 1, 2003, Messrs. A.R. Ginn and Maddox vested 100% in their respective trust balances under our Management Incentive Plan. The amounts reported in this column for 2003 are the market value of the trust accounts as of December 31, 2003. During fiscal 2003, Messrs. A.R. Ginn and Maddox elected to defer receipt of their respective trust balances. Each of Messrs. A.R. Ginn and Maddox received 50% of his trust account on May 1, 2004 and the remainder of his trust account on May 1, 2005. Please see “—Employment and Change-in-Control Agreements—Management Incentive Plan” below for a more detailed description of this arrangement.
(d)	Consists of (a) matching contributions under our 401(k) plan, which in fiscal 2005 were $12,863, $10,327, $2,692, $13,371 and $13,412 and, $13,818 respectively, for Mr. A.R. Ginn, Mr. Chambers, Ms. Powell, Mr. Maddox, Mr. Kelly Ginn and Mr. Young; (b) during 2005, cash payments representing 401(k) matching contributions during 2004 that would have exceeded qualified plan limitations of $2,584, $2,828, $3,110 and $3,081, respectively, for Mr. A.R. Ginn, Mr. Maddox, Mr. Kelly Ginn and Mr. Young and (c) with respect to Mr. A.R. Ginn and Mr. Maddox, an amount representing the increase in present value of a vested retirement benefit under our supplemental retirement plan, discussed below under the caption “—Employment and Change-in-Control Agreements—Supplemental Retirement Benefits” as shown in the following table:

Increase in Present Value of Vested Retirement Benefit
	Fiscal Year	Increase
A.R. Ginn	2005	$295,622
	2004	$294,340
	2003	$243,764

Ken Maddox	2005	$151,802
	2004	$24,625

(e)	Mr. Chambers was employed by us for only part of fiscal 2004. Prior to his employment with us, Mr. Chambers was one of our directors, and in fiscal 2003 and 2004 he received cash compensation fees in consideration for his service as a director of $29,542 and $20,750, respectively.
(f)	Includes $250,000 paid to Mr. Chambers in fiscal 2004 upon commencement of his employment in consideration for compensation he was entitled to but did not receive from his former employer.
(g)	Ms. Powell was employed by us for only part of fiscal 2005.

Option Grants During 2005 Fiscal Year

The following table sets forth the options granted during fiscal 2005 to the Named Executive Officers. All options granted were non-statutory, or nonqualified, options.

Individual Grants
Name	Number of Securities Underlying Options/SARS granted (#)(2)	% of Total Options Granted to Employees In Fiscal Year	Exercise or Base Price ($/Sh)(3)	Expiration Date	Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation For Option Term (1)
					5% ($)	10% ($)
A.R. Ginn	—	—	—	—	—	—
Norman C. Chambers	—	—	—	—	—	—
Frances R. Powell	25,000	16%	$38.01	2/14/15	$597,607	$1,514,454
Kenneth Maddox	—	—	—	—	—	—
Kelly R. Ginn	—	—	—	—	—	—

(1)	In accordance with SEC rules, these columns show gain that could accrue for the listed options, assuming that the market price per share of our common stock appreciates from the date of grant over a period of 10 years at an annualized rate of 5% and 10%, respectively. If the stock price does not increase above the exercise price at the time of exercise, the realized value from these options will be zero.
(2)	All options have a term of ten years and become exercisable in equal installments over a four year period.
(3)	The exercise price of the options granted is equal to the closing price per share of the common stock on the New York Stock Exchange on the day immediately preceding the date of grant.

Option Exercises During 2005 Fiscal Year and Fiscal Year End Option Values

The following table provides information related to options exercised by the Named Executive Officers and the number and value of options held at fiscal year-end. All outstanding options are non-statutory, or non-qualified, options.

Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values
Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at FY-End		Value of Unexercised In-the-Money Options at FY-End (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
A.R. Ginn	121,083	$1,909,895	—	234,788	—	$2,671,853
Norman C. Chambers	—	—	51,500	151,500	$487,700	$1,397,700
Frances R. Powell	—	—	—	25,000	—	$52,250
Kenneth Maddox	5,469	$124,380	7,750	7,310	$173,684	$163,742
Kelly R. Ginn	17,036	$407,585	6,183	7,310	$135,445	$163,742
William M. Young	4,368	$100,157	2,666	5,949	$66,074	$133,510

(1)	Value is calculated on the basis of the difference between the option exercise price and the market value of our common stock on October 28, 2005, the last trading day of our fiscal year ($40.10).

Employment and Change-in-Control Agreements

Supplemental Retirement Benefits. We maintain a supplemental retirement plan, which is a nonqualified, unfunded benefit plan under which designated key employees are eligible to receive monthly benefits following their retirement with us. If a participating key employee dies before retirement, his designated beneficiary is eligible to receive monthly or annual pre-retirement survivor benefits. Our board of directors determines the amount of retirement benefit to be payable to an eligible employee at the time our board of directors designates the employee as eligible to participate in our supplemental retirement plan. Generally, a participant becomes vested in his retirement benefit under the supplemental plan at the rate of 20% for each year of service with us and becomes fully vested upon his disability or upon the occurrence of a change-in-control of NCI. Messrs. A.R. Ginn and Maddox, among others, are currently participants in our supplemental retirement plan. The benefit payable to Mr. A.R. Ginn, beginning at age 68, is $200,000 per year for ten years. Mr. A.R. Ginn’s benefit under the supplemental plan vests 20% per year over the five years ending December 13, 2007 and currently is 60% vested. The benefit payable to Mr. Maddox following his retirement, which is expected in late 2009 or early 2010, is $100,000 per year for 10 years. Mr. Maddox’s benefit under the supplemental plan vests 20% per year over the five years ending August 26, 2008 and currently is 20% vested. We have acquired life insurance policies for certain participants to be used to discharge our obligations under our supplemental retirement plan. Mr. A.R. Ginn and Mr. Maddox have each agreed not to compete with us during the ten-year periods during which they are to receive the benefits payable under the supplemental retirement plan.

Management Incentive Plan. In connection with our acquisition of MBCI in May 1998, we established trusts under the Metal Building Components, L.P. and Metal Coaters Operating, L.P. Management Incentive Plan and related trust agreements (the “Management Incentive Plan”) for certain officers of MBCI. The amounts deposited in the trusts represented unvested amounts under one of MBCI’s employee benefit plans that was forfeited to us in the acquisition and included $684,760 for the account of Mr. A.R. Ginn, $993,370 for the account of Mr. Maddox and $911,790 for the account of Mr. Kelly Ginn. The amounts held in trust for the participants in the Management Incentive Plan, after taking into account any investment income and losses on those amounts, were held in trust for the account of each participant until May 1, 2003. Each of Messrs. A.R. Ginn, Kelly Ginn and Maddox is 100% vested in his trust account. Mr. Kelly Ginn previously received all distributions owed to him from this account. Messrs. A.R. Ginn and Maddox each exercised an option to defer the distribution of amounts owed to them under their respective accounts, and each received 50% of his respective trust account balance on May 1, 2004 and the remaining amount on May 1, 2005.

Restricted Stock Grants. On May 28, 2004, upon the recommendation of the Compensation Committee, our board of directors approved a special long-term grant of restricted stock for Mr. A.R. Ginn. The restricted stock award was for 75,000 shares. As the holder of the restricted shares, Mr. A.R. Ginn has the right to vote the shares and to receive dividends paid by us, whether in cash or stock, but may not transfer the shares until they are vested. The shares of restricted stock vest on January 1, 2008, which is the anticipated date of Mr. A.R. Ginn’s retirement. The shares of restricted stock will vest immediately if Mr. A.R. Ginn dies or becomes disabled while employed by us, is terminated without cause or resigns for good reason (each as defined under the agreement) or if there is a change in control of NCI. Mr. A.R. Ginn will forfeit the shares of restricted stock if his employment with us is terminated for any other reason, including his voluntary termination or resignation without good reason (as defined under the agreement) or termination of his employment by us with cause. In addition, Mr. A.R. Ginn must comply with a covenant not to compete with us for the five years immediately following his receipt of any vested shares under his restricted stock award. If Mr. A.R. Ginn breaches his covenant not to compete, he must either return the 75,000 shares to us, if he still owns them, or pay us the then current market value of the 75,000 shares if he does not then own them. Our board of directors granted this special long-term restricted stock award to Mr. A.R. Ginn in connection with its decision to increase Mr. A.R. Ginn’s overall compensation.

On April 26, 2004, upon the recommendation of the Compensation Committee, our board of directors approved a special long-term grant of restricted stock for Mr. Chambers. The restricted stock award was for that number of whole shares having a value of $2 million based on the closing price of our common stock on April 23, 2004 or 64,516 shares. As the holder of the restricted shares, Mr. Chambers has the right to vote the shares and to receive dividends paid by us, whether in cash or stock, but may not transfer the shares until they are vested. The shares of restricted stock vest when Mr. Chambers retires from his employment with us at or after attaining age 65. The shares of restricted stock will vest immediately if Mr. Chambers dies or becomes disabled while employed by us, is terminated without cause or resigns for good reason (each as defined under the agreement) or if there is a change in control of NCI. Mr. Chambers will forfeit the shares of restricted stock if his employment with us is terminated for any other reason, including his voluntary termination or resignation without good reason (as defined under the agreement) or termination of his employment by us with cause. The special long-term grant to Mr. Chambers is intended to serve as an incentive for Mr. Chambers to remain in our employ until he retires. In addition, Mr. Chambers must comply with a covenant not to compete with us for the five years immediately following his receipt of any vested shares under his restricted stock award. If Mr. Chambers breaches his covenant not to compete, he must either return the 64,516 shares to us, if he still owns them, or pay us the then current market value of the 64,516 shares if he does not then own them.

On August 28, 2003, upon the recommendation of the Compensation Committee, our board of directors approved a special long-term grant of restricted stock for Mr. Kelly Ginn. The restricted stock award was for that number of whole shares having a value of $1.0 million based on the closing price of our common stock on August 27, 2003, or 54,526 shares. As the holder of the restricted shares, Mr. Kelly Ginn has the right to vote the shares and to receive dividends paid by us, whether in cash or stock, but may not transfer the shares until they are vested. The shares of restricted stock vest when Mr. Kelly Ginn retires from his employment with us at the age of 65. The shares of restricted stock will vest immediately if Mr. Kelly Ginn dies or becomes disabled while employed by us, is terminated without cause or resigns for good reason (each as defined under the agreement) or if there is a change in control of NCI. Mr. Kelly Ginn will forfeit the shares of restricted stock if his employment with us is terminated for any other reason, including his voluntary termination or resignation without good reason (as defined in the agreement) or termination of his employment by us with cause. The special long-term grant to Mr. Kelly Ginn is intended to serve as an incentive for Mr. Kelly Ginn, who has responsibility for the Metal Components Division, which generated approximately 60% of our revenues in fiscal 2005, to remain in our employ until he retires. In addition, Mr. Kelly Ginn must comply with a covenant not to compete with us for the five years immediately following his receipt of any vested shares under his restricted stock award. If Mr. Kelly Ginn breaches his covenant not to compete, he must either return the 54,526 shares to us, if he still owns them, or pay us the then current market value of the 54,526 shares if he does not then own them.

Chambers Employment Agreement. On April 12, 2004 we entered into an employment agreement with Norman C. Chambers, our President and Chief Operating Officer. The term of the employment agreement is ten years and provides for Mr. Chambers to receive: (i) a base salary of not less than $400,000 per year; (ii) an annual bonus calculated pursuant to the terms of our existing bonus program, with Mr. Chambers being considered a “Level I” participant for purposes thereof; (iii) a lump sum payment of $250,000 payable upon commencement of Mr. Chamber’s employment in consideration for sums he would have been entitled to, but did not receive, from his prior employer; (iv) a grant under our 2003 Long-Term Stock Incentive Plan, as amended (the “2003 Plan”) of 200,000 nonqualified options to purchase our common stock at an exercise price of $31.00 per share, subject to the terms and conditions set forth in a separate Nonqualified Stock Option Agreement; (v) the right to receive semi-annual grants of additional options to purchase our common stock as a “Level SE1” participant under the 2003 Plan in the discretion of the compensation committee of our board of directors; (vi) a grant of 50,000 shares of our common stock under the 2003 Plan pursuant to the terms of a separate Restricted Stock Agreement; (vii) a special long-term restricted stock award of a number of shares of our common stock having an aggregate fair market value of approximately $2 million, subject to the terms of a separate Restricted Stock Agreement; (viii) health insurance and other benefits available to other members of senior management as well as a car allowance plus reimbursement for automobile insurance and mileage incurred which is related to business use; and (viii) four weeks paid vacation per year.

The employment agreement also provides for certain payments to be made upon the termination of Mr. Chambers’s employment with us. If Mr. Chambers is terminated for cause or resigns without good reason (each as defined under the employment agreement; the definition of good reason includes the failure to appoint Mr. Chambers Chief Executive Officer after A. R. Ginn ceases to serve in that capacity), then he will be entitled to receive only salary and benefits earned by him or accrued for his account through the date of his termination. If, however, Mr. Chambers is terminated without cause or resigns for good reason, he will continue to receive his base salary for the term of the employment agreement on the same terms as he received it while an employee. If Mr. Chambers is terminated without cause or resigns for good reason within two years after a change in control (as defined in the employment agreement), then he shall receive, within seven days of such termination, a lump-sum payment equal to the present value of all future payments of base salary owed to him under the employment agreement.

Mr. Chambers is subject to certain confidentiality obligations during and after his employment with us. In addition, Mr. Chambers is subject to certain noncompetition and nonsolicitation provisions for a period equal to three years following the longer of (i) the date of his termination of employment with us and (ii) the end of the period during which Mr. Chambers is entitled to receive compensation payments from us under the employment agreement.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of our board of directors is responsible for determining executive compensation. Mr. Breedlove, Mr. Forbes, Mr. Hawk, Mr. Pieper and Mr. Sterling are the only members of the Compensation Committee. None of the Compensation Committee members were at any time during fiscal 2005, or at any other time, an officer or employee of NCI or any of our subsidiaries. No member on the Compensation Committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Report of the Compensation Committee

NCI’s compensation program for executive officers is designed and administered to attract, retain and motivate highly qualified executives, and to align their interests with the long-term interests of the Company’s stockholders, by providing appropriate, competitive compensation and financial rewards. The ultimate goal of NCI’s executive compensation program is to increase stockholder value by providing the executives with appropriate incentives to achieve the Company’s business objectives. We believe that NCI can best accomplish this goal by structuring an executive compensation program that rewards executives for superior performance, as measured by financial and non-financial factors, including major compensation components that are linked directly to increases in recognized measures of stockholder value.

The principal elements of compensation provided to executive and other officers historically have consisted of a base salary, supplemented with the opportunity to earn a bonus under our annual cash bonus program (“Bonus Program”) and long-term incentive compensation awards of stock options and restricted stock. NCI also has provided supplemental retirement benefits to certain of its executives.

In developing NCI’s current compensation policies and practices, we have in the past sought and intend in the future to seek input from compensation consultants to measure comparability with industry and other peers. We believe that using outside consultants is an efficient way for us to keep current regarding competitive compensation practices, although we do not believe that we should accord undue weight to the advice of outside professional advisors. Our charter gives us the sole authority to retain our advisors, including compensation consultants. In March 2002, we hired a third-party compensation consultant to conduct a review of NCI’s compensation structure for its executive and most senior managers. The consultant reviewed NCI’s base salaries, bonus levels and equity compensation program and compared them to the compensation structure of companies in an NCI peer group as well as to benchmarking studies conducted by other compensation consultants. The peer group consisted of a variety of companies in related industries, including some of the companies included in the industry index used in the stock performance chart below. The consultant concluded that NCI’s base salary levels were at or near the median for the peer group, but that the then current target levels for minimum bonuses under the Bonus Plan did not provide adequate levels of compensation for good performance. The consultant recommended that NCI continue its practice of paying conservative base salaries, but allow more flexibility under the Bonus Program if NCI performs well. As a result, we amended NCI’s bonus program to adjust the minimum required levels of return on assets and increases in earnings per share required for the payment of bonuses, as further described below. We intend to engage a compensation consultant in fiscal 2006 and at periodic intervals thereafter to re-evaluate NCI’s compensation practices and policies to assist us in maintaining our compensation goals.

The Compensation Committee has reviewed tally sheets affixing dollar amounts to all components of the named executive officers’ compensation over the last four fiscal years including salary, bonus, equity and long-term incentive compensation, realized and unrealized gains on stock option grants, the dollar value to the respective executives and cost to the Company of perquisites and other personal benefits, and the actual projected payout obligations under the Company’s retirement plans and executive savings plan, and under several potential severance and change-in-control scenarios. Furthermore, the Compensation Committee has considered internal “pay equity”—in other words, the relative differences between the CEO’s compensation and the compensation of the other named executive officers and other executive officers. Based on this review, we find the compensation for the CEO and the other named executive officers (and, in the case of the severance and change-in-control scenarios, the potential payouts) in the aggregate to be reasonable and not excessive.

Base Salary

We generally set base salaries of NCI’s executives at levels that are intended to be at or near the median for the peer group examined in the 2002 compensation study. In addition, we review base salaries annually and make adjustments, in light of past individual performance as measured by both qualitative and quantitative factors and the potential for making significant contributions in the future, to ensure that salary levels remain appropriate and competitive. Individual factors are more significant than overall Company performance in a particular year in determining base salary levels and the rate of any increase in base salary levels.

Annual Bonus

Under NCI’s Bonus Program as in effect in fiscal 2005, executive-level participants are eligible for the award of an annual cash bonus equal to a percentage of their respective base salaries, based upon NCI’s achievement of both a minimum return on operating assets (“ROA”) and a minimum increase in earnings per share (“EPS Growth”) for the fiscal year. No bonuses may be paid unless either (i) ROA is at least 15% (14% for fiscal 2006 and later years) or (ii) EPS Growth is at least 10%. The percentage of base salary payable as a bonus increases proportionately with increases in the ROA and EPS Growth achieved. In calculating ROA and EPS Growth, we generally exclude non-cash non-recurring expenses. The CEO and senior executives receive bonus payout percentages of 2.0 times and 1.5 times, respectively, the payout percentages for other executives. The following are illustrative examples for fiscal 2005 of the effect on the cash bonus payment of varying levels of ROA and EPS Growth:

EPS Growth	ROA	Percentage of Salary for Executives	Percentage of Salary for Senior Executives	Percentage of Salary for CEO
0%	10%	0%	0%	0%
0%	15%	10%	15%	20%
5%	15%	20%	30%	40%
10%	0%	0%	0%	0%
10%	5%	5%	7.5%	10%
10%	15%	25%	37.5%	50%
20%	25%	55%	82.5%	110%
30%	35%	85%	127.5%	170%

There is no cap on the amount of individual bonuses. However, total bonuses for all employees may not exceed 15% of the Company’s adjusted pre-tax profit as calculated in accordance with the Bonus Program, before accrual for bonuses.

In addition, under the Bonus Program, middle management participants are eligible for the award of a cash bonus equal to a percentage of their respective base salaries, based upon NCI’s achievement of a minimum 15% ROA for the fiscal year (14% for fiscal 2006 and later years). Based on the Company achieving ROA of 26.1% for fiscal 2005 and EPS Growth of 7.1% for fiscal 2005 as compared to fiscal 2004, the Company paid a total of $1.7 million in bonuses to its executive officers, including the CEO, for fiscal 2005 under the Bonus Program.

We believe that the Bonus Program allows NCI to provide base compensation to its management group at the median range of comparable rates paid by other companies, in exchange for generous bonuses when warranted by NCI’s performance. We also believe that including the achievement of earnings per share growth as an additional bonus criteria for top management provides incentives to maximize stockholder value and growth, while retaining the historical ROA incentive to aggressively manage assets in relation to income and expenses.

In December 2005, we approved amendments to the Bonus Program to take into account NCI’s adoption in fiscal 2006 of SFAS 123(R), which will require the Company to recognize expense related to the grant of stock options. We amended the Bonus Program to reduce the threshold level of ROA used in the bonus calculation from 15% to 14% for fiscal 2006 and future years, and to provide that, solely for the purposes of the calculation of EPS Growth for fiscal 2006, Adjusted EPS (as defined in the Bonus Program) for fiscal 2005 shall be calculated to reflect the pro forma impact of the Company’s stock option grants using the fair value method under SFAS 123(R), as set forth in the Company’s audited financial statements for fiscal 2005.

Long-Term Incentive Compensation

As a result of the 2002 compensation study, the Company’s board adopted and its stockholders approved the 2003 Long-Term Stock Incentive Plan (the “Incentive Plan”), an equity based compensation plan that allows us to grant a variety of types of awards, including stock options, restricted stock, stock appreciation rights, performance share awards, phantom stock awards and cash awards. In fiscal 2005, NCI’s stockholders approved the amendment and restatement of the Incentive Plan, which, among other things, increased the number of shares of common stock reserved for issuance under the plan by approximately 1,100,000 shares of common stock and allowed us to grant performance awards, including performance-based cash awards, under the plan. To date the Company’s equity awards have been limited to stock options and restricted stock. We believe that stock options and restricted stock align the interests of the Company’s executives with those of its stockholders by encouraging executives to enhance the value of the Company, and hence, the price of the common stock and each stockholder’s return.

In determining the level of equity-based awards, we considered the 2002 compensation study, the number of shares available for distribution under the program and the overall dilutive effect of the equity-based grants. In determining whether to make equity-based awards to executives, we also consider factors including an executive’s current ownership stake in the Company, the degree to which increasing that ownership stake would provide the executive with additional incentives for future performance, the likelihood that the grant of those awards would encourage the executive to remain with the Company and the value of the executive’s service to the Company. Taking into account those factors, we have adopted a policy of granting equity-based awards valued at $150,000 for the CEO and with values ranging from $40,000 to $100,000 for other senior executives two times per year to provide continuing incentive for future performance. The number of shares subject to the option granted on each grant date is determined by dividing the dollar value to be granted by the exercise price and rounding to the nearest full share. In addition, the most senior executives, including the CEO, have the option of receiving, in lieu of such option award, a restricted stock award for a number of shares equal to one-half of the option award they otherwise would have received. The options and restricted stock awards generally vest over a period of four years from the date of grant, and the options have a term of 10 years. In addition, in fiscal 2005 we approved amendments to the special long-term restricted stock awards granted to Mr. A.R. Ginn, Mr. Chambers and Mr. Kelly Ginn to provide for vesting of the entire award upon termination of employment without cause or by the executive for good reason. In fiscal 2005, we granted a total of 37,538 options to purchase Common Stock and 20,797 restricted shares to executive officers, including our Chief Executive Officer.

Other Compensation

Some members of management also receive benefits under NCI’s supplemental retirement plan, the Management Incentive Plan and the various other arrangements described above under “Employment and Change-in-Control Agreements.” We believe that benefit programs such as these, which address the unique circumstances of executives in light of limitations imposed on benefits payable from qualified welfare, profit-sharing and retirement plans, are critical in attracting and retaining quality executives. In addition, in December 2005 we approved a deferred compensation plan for officers and directors to aid such persons in their financial planning. The deferred compensation allows officers and key employees of NCI to defer up to 25% of their annual salary and up to 90% of their bonus until a specified date in the future, including at or after retirement. The plan also allows NCI’s directors to defer up to 100% of their annual fees and meeting attendance fees until a specified date in the future, including at or after retirement. Amounts deferred earn interest at a rate equal to the three-month LIBOR rate plus 3%. The deferred compensation plan will be effective for compensation awarded for fiscal 2006.

CEO Compensation

Compensation for Mr. A. R. Ginn, the Company’s Chairman and Chief Executive Officer, is determined in the same manner set forth above with regard to executive officers generally. We are directly responsible for determining the salary level of the CEO and for all awards and grants to the CEO under the Bonus Program and Incentive Plan. We believe that NCI has experienced challenges in recent years caused by depressed economic conditions, increased competition and extreme volatility in the price of steel. Accordingly, the overall compensation package for the CEO is designed to motivate and reward the CEO for driving the Company to strengthen its competitive position in the nonresidential construction market, and a significant portion of the CEO’s compensation is incentive-based, providing greater compensation as direct and indirect measures of stockholder value increase. The CEO’s overall compensation package has also been set at a level that we believe provides appropriate differentiation between Mr. A.R. Ginn’s overall compensation package and the compensation packages of other executive offices hired from time to time.

During fiscal 2004, we set base salaries for Mr. A.R. Ginn and Mr. Chambers at $615,000 and $415,000, respectively. In December 2004 we approved modest increases in base salary for fiscal 2005 for our other named executive officers and certain other senior managers, other than Messrs. A.R. Ginn and

Chambers. We did not increase Mr. A.R. Ginn’s and Mr. Chambers’s base salary for fiscal 2005 because we believed that their base salaries were in line with industry averages. In December 2005 we approved increases in base salaries for fiscal 2006 for Messrs. A.R. Ginn and Chambers to $650,000 and $450,000, respectively, as well as modest increases in base salary for fiscal 2006 for our other named executive officers and certain other senior managers.

Deductibility of Compensation

We have taken action, where possible and considered appropriate, to preserve the deductibility of compensation paid to the Company’s executive officers. We have also awarded compensation that might not be fully tax deductible when such grants were nonetheless in the best interests of the Company and its shareholders. The Company generally will be entitled to take tax deductions relating to compensation that is performance-based, which may include cash incentives, stock options, restricted stock, and other performance-based awards.

We will continue to review the Company’s executive compensation practices to determine if elements of executive compensation qualify as “performance-based compensation” under the Internal Revenue Code and will seek to preserve tax deductions for executive compensation to the extent consistent with our objective of providing compensation arrangements necessary and appropriate to foster achievement of the Company’s business goals. In furtherance of this policy, the stockholders have approved the 2003 Stock Incentive Plan, as amended and restated, to satisfy Section 162(m)’s performance-based compensation requirements.

This report is submitted by the members of the Compensation Committee.

WILLIAM D. BREEDLOVE
GARY L. FORBES
PHILIP J. HAWK
W. B. PIEPER
JOHN K. STERLING

In accordance with the rules and regulations of the SEC, the above report of the Compensation Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulations 14A or 14C of the Securities Exchange Act of 1934 or to the liabilities of Section 18 of the Exchange Act and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act, notwithstanding any general incorporation by reference of this proxy statement into any other filed document.

STOCK PERFORMANCE CHART

The following chart compares the yearly percentage change in the cumulative stockholder return on our common stock from November 2000 to the end of the fiscal year ended October 29, 2005 with the cumulative total return on the New York Stock Exchange Index and the Coredata Industry Group 634 - General Building Materials, a peer group. The comparison assumes $100 was invested on October 28, 2000 in our common stock and in each of the foregoing indices and assumes reinvestment of dividends.

In accordance with the rules and regulations of the SEC, the above stock performance chart shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulations 14A or 14C of the Securities Exchange Act of 1934 or to the liabilities of Section 18 of the Exchange Act and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act, notwithstanding any general incorporation by reference of this proxy statement into any other filed document.

SECURITIES RESERVED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth the number of shares of our common stock reserved for issuance under our equity compensation plans as of the end of fiscal 2005:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders	1,251,196	$17.93	1,125,314
Equity compensation plans not approved by security holders	—	—	—
Total	1,251,196	$17.93	1,125,314

BOARD OF DIRECTORS

Independence and Meetings

We have a majority of independent directors on our board of directors as required by the listing standards of the New York Stock Exchange. Our board of directors has determined, after considering all of the relevant facts and circumstances, that Messrs. Breedlove, Forbes, Hawk, Lukens, Martinez, Pieper and Sterling are independent from our management, as “independence” is defined by the rules and regulations of the SEC and the listing standards of the New York Stock Exchange. This means that none of the independent directors have any direct or indirect material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. Other than as disclosed below, none of the directors whom our board has determined are independent have any relationships with NCI. Our Nominating and Corporate Governance Committee has carefully reviewed each of the relationships discussed below, and on its recommendation, the members of out board of directors have unanimously determined (with the directors affected abstaining) that such relationships are not material.

Until May 2004, Mr. Sterling was a general partner in the law firm of Gardere Wynne Sewell LLP, and he served in an of-counsel position with Gardere from May 2004 until his resignation from the firm, which was effective upon his election to our board of directors. Mr. Sterling’s spouse is, and was at all times during our 2005 fiscal year, a general partner at Gardere. Gardere has performed legal services for us in each of our last three fiscal years. Our board of directors has determined that our prior and current relationship with Gardere is not material. In making such determination, the board of directors considered the independent nature that Mr. Sterling had exhibited during his many years as outside counsel to the Company, the fact that Mr. Sterling resigned from all positions with Gardere effective upon his election to the board, and the fact that the retirement payments to Mr. Sterling from Gardere are fixed payments not affected by any potential ongoing engagement of Gardere as counsel for the Company, and the fact that the legal fees NCI has paid to Gardere were significantly less than 1% of Gardere’s total firm revenues for each of its last three fiscal years.

Mr. Forbes has an equity interest in VeriCenter, Inc., a service provider for NCI’s disaster recovery plan. Our board of directors has determined that this relationship is not material. In making this determination, the board considered the fact that Mr. Forbes’s ownership interest is approximately 0.03% of VeriCenter’s outstanding equity interests, and the payments to be made by NCI over the course of its contract with VeriCenter are anticipated to be less than 0.01% of VeriCenter’s annual revenues.

Our board of directors met seven times during the fiscal year ended October 29, 2005. No director attended fewer than 75% of the aggregate of (i) the total number of meetings of the board of directors (held during the period for which he has been a director) and (ii) the total number of meetings held by all committees of the board on which he served (during the periods that he served). It is our policy to schedule a meeting of the board of directors on the date of the annual meeting, and we encourage all of our directors to attend that meeting. All of our current directors attended last year’s annual meeting.

Our independent directors meet without the presence of management at regularly scheduled executive sessions. These executive sessions occur before or after regularly scheduled meetings of our board of directors. The presiding director of these executive sessions is the Chairman of the Nominating and Corporate Governance Committee, currently Mr. Pieper. For information on how you can communicate with our non-management directors, please see “Communications With Our Board.”

Board Committees

Our board of directors has appointed four committees — the Executive Committee, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

Executive Committee

The Executive Committee is generally authorized to act on behalf of our board of directors between scheduled meetings of our board of directors to the fullest extent permitted by Delaware corporate law; provided, however, that the Executive Committee does not have the authority to commit over $5.0 million of our resources with respect to a single matter or an aggregate of $10.0 million for all matters between regularly scheduled meetings, approve amendments to our charter or by-laws or approve specified extraordinary corporate transactions. For a complete description of the authority of the Executive Committee and the limits on that authority, please see the Corporate Governance Guidelines adopted by our board of directors, a copy of which is included as Appendix A to this proxy statement and is also available on our website at www.ncilp.com under the heading “Investor Relations - Corporate Governance.”

During fiscal 2005, the members of the Executive Committee were Mr. Forbes, Mr. Chambers and Mr. A.R. Ginn, with Mr. A.R. Ginn serving as Chairman. The Executive Committee met twenty-one times during the fiscal year ended October 29, 2005.

Audit Committee

The Audit Committee is responsible for engaging and discharging the independent auditors and for monitoring audit functions and procedures. The Audit Committee provides assistance to the board of directors regarding the corporate accounting and reporting practices of NCI and the quality and integrity of its financial reports. The members of the Audit Committee are Mr. Forbes, Mr. Hawk, Mr. Lukens and Mr. Martinez, with Mr. Forbes serving as Chairman. The Audit Committee met six times during the fiscal year ended October 29, 2005.

The Audit Committee is composed solely of directors who are not our officers or employees, have the requisite financial literacy to serve on the Audit Committee, as determined by our board of directors, and whom our board of directors has determined are “independent” under the standards of the New York Stock Exchange and the rules and regulations of the SEC.

In accordance with the rules and regulations of the SEC, the above paragraph regarding the independence of the members of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulations 14A or 14C of the Exchange Act or to the liabilities of Section 18 of the Exchange Act and shall not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, notwithstanding any general incorporation by reference of this proxy statement into any other filed document.

Our board of directors, after reviewing all of the relevant facts, circumstances and attributes, has determined that Gary L. Forbes, the Chairman of our Audit Committee, is the “audit committee financial expert” on the Audit Committee.

The Audit Committee operates under an Audit Committee Charter adopted by our board of directors, a copy of which is available on our website at www.ncilp.com under the heading “Investor Relations - Corporate Governance.”

Compensation Committee

The Compensation Committee is responsible for reviewing and making recommendations to our board of directors on all matters relating to compensation and benefits provided to executive management. The members of the Compensation Committee are Mr. Breedlove, Mr. Forbes, Mr. Hawk, Mr. Pieper and Mr. Sterling, with Mr. Breedlove serving as Chairman. The Compensation Committee met four times during the fiscal year ended October 29, 2005.

The Compensation Committee is composed solely of directors who are not our officers or employees and whom our board of directors have determined are “independent” under the standards of the New York Stock Exchange and the rules and regulations of the SEC.

The Compensation Committee operates under a Compensation Committee Charter adopted by our board of directors, a copy of which is available on our website at www.ncilp.com under the heading “Investor Relations - Corporate Governance.”

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for reviewing and interviewing qualified candidates to serve on our board of directors and to make nominations to fill vacancies on our board of directors and to select the management nominees for the directors to be elected by our stockholders at each annual meeting. In addition, the Nominating and Corporate Governance Committee is responsible for evaluating, implementing and overseeing the standards and guidelines for the governance of the Company, including monitoring compliance with those standards and guidelines, as well as overseeing succession planning and evaluating the performance of our board of directors. The members of the Nominating and Corporate Governance Committee are Mr. Breedlove, Mr. Lukens, Mr. Martinez, Mr. Sterling, and Mr. Pieper, with Mr. Pieper serving as the Chairman. The Nominating and Corporate Governance Committee met three times during the fiscal year ended October 29, 2005.

The Nominating and Corporate Governance Committee is composed solely of directors who are not our officers or employees and whom our board of directors has determined are “independent” under the standards of the New York Stock Exchange and the rules and regulations of the SEC.

The Nominating and Corporate Governance Committee operates under a Nominating and Corporate Governance Committee Charter adopted by our board of directors, a copy of which is available on our website at www.ncilp.com under the heading “Investor Relations - Corporate Governance.” Our Corporate Governance Guidelines adopted by our board of directors, a copy of which is included as Appendix A to this proxy statement, include the criteria our board of directors believes are important in the selection of director nominees.

Our board of directors believes that a nominee for director should be, about to be or have been a senior manager, chief operating officer, chief financial officer or chief executive officer of a relatively complex organization such as a corporation, university, foundation or governmental entity or unit or, if in a professional or scientific capacity, be accustomed to dealing with complex problems, or otherwise have obtained and excelled in a position of leadership. In addition, directors and nominees for director should have the education, experience, intelligence, independence, fairness, reasoning ability, practical wisdom and vision to exercise sound, mature judgments on a macro and entrepreneurial basis and should have high personal and professional ethics, strength of character, integrity and values. Directors and nominees for director also should be free and willing to attend regularly scheduled meetings of our board of directors and its committees and otherwise able to contribute a reasonable amount of time to our affairs, with participation on other boards of directors encouraged to provide breadth of experience to our board of directors. The age at the time of election of any nominee for director should be such to assure a minimum of three years of service as a director.

In identifying and evaluating nominees for director, the Nominating and Corporate Governance Committee first looks at the overall size and structure of our board of directors to determine the need to add or remove directors and to determine if there are any specific qualities or skills that would complement the existing strengths of our board of directors.

The Nominating and Corporate Governance Committee uses multiple sources for identifying and evaluating nominees for directors including referrals from our current directors and management, as well as input from third party executive search firms. The Chairman of the Nominating and Corporate Governance Committee and our Chairman of the Board will then interview qualified candidates. Qualified candidates are then invited to meet the remaining members of the Nominating and Corporate Governance Committee. The remaining directors also have an opportunity to meet and interview qualified candidates. The Nominating Committee then determines, based on the background information and the information obtained in the interviews, whether to recommend to the board of directors that a candidate be nominated to our board of directors.

The Nominating and Corporate Governance Committee will consider qualified nominees recommended by stockholders who may submit recommendations to the Nominating and Corporate Governance Committee in care of our Chairman of the Board and Secretary at our address set forth on page one of this proxy statement. To be considered by the Nominating and Corporate Governance Committee, stockholder nominations must be submitted before our fiscal year-end and must be accompanied by a description of the qualifications of the proposed candidate and a written statement from the proposed candidate that he or she is willing to be nominated and desires to serve, if elected. Nominees for director who are recommended by our stockholders will be evaluated in the same manner as any other nominee for director.

Nominations by stockholders may also be made at an annual meeting of stockholders in the manner provided in our by-laws. Our by-laws provide that a stockholder entitled to vote for the election of directors may make nominations of persons for election to our board of directors at a meeting of stockholders by complying with required notice procedures. Nominations must be made by written notice and the notice must be received at our principal executive offices not less than 75 or more than 85 days before any annual meeting of stockholders. If, however, notice or prior public disclosure of an annual meeting is given or made less than 75 days before the date of the annual meeting, the notice must be received no later than the 10th day following the date of mailing of the notice of the annual meeting or the date of public disclosure of the date of the annual meeting, whichever is earlier.

The notice must specify:

•	as to each person the stockholder proposes to nominate for election or re-election as a director:

•	the name, age, business address and residence address of the person;

•	the principal occupation or employment of the person;

•	the class and number of shares of our capital stock that are owned of record or beneficially by the person; and

•	any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors under Regulation 14A of the Exchange Act; and

•	as to the stockholder giving the notice:

•	the name and record address of the stockholder and any other stockholder known to be supporting the nominee; and

•	the class and number of shares of our capital stock that are owned of record or beneficially by the stockholder making the nomination and by any other supporting stockholders.

We may require that the proposed nominee furnish us with other information as we may reasonably request to assist us in determining the eligibility of the proposed nominee to serve as a director. At any meeting of stockholders, the presiding officer may disregard the purported nomination of any person not made in compliance with these procedures.

Compensation of Directors

Effective for fiscal 2006, directors of NCI who are employees of NCI do not receive compensation as directors. We pay non-employee directors (i) an annual fee of $30,000 plus expenses incurred to attend and/or participate in meetings, (ii) a board meeting fee of $3,000 for each meeting of our board of directors attended, (iii) a committee meeting fee of $1,500 for each committee meeting attended, but only if the committee meeting is held on a day on which there is no meeting scheduled for the entire board of directors, and (iv) a meeting fee of $750 for members of the Executive Committee for each meeting of the Executive Committee attended, but only if the committee meeting is held on a day on which there is no meeting scheduled for the entire board of directors. The Chairman of our Audit Committee, Mr. Forbes, receives an additional $10,000 per annum. The Chairman of our Compensation Committee, Mr. Breedlove, receives an additional $5,000 per annum, as does the Chairman of our Nominating and Corporate Governance Committee, Mr. Pieper. In addition, each non-employee director receives grants of options to purchase that number of shares having a fair market value of $30,000 (if the non-employee director serves as the chairman of a committee) or $25,000 (if the non-employee director does not serve as the chairman of a committee) under our 2003 Long-Term Stock Incentive Plan on June 15 and December 15 of each year, provided, that the non-employee director has served as a director for at least six months. Alternatively, directors who notify us in writing may elect to receive all or part of their semi-annual stock option grants in the form of a restricted stock award at a rate of one share of restricted stock to be issued for every two shares of common stock that otherwise would have been granted to them under the stock option grants. In addition, upon election to our board of directors, each new non-employee director will receive an initial grant of, at his or her election, either (i) options to purchase 3,000 shares of common stock or (ii) 1,500 restricted shares of common stock.

CORPORATE GOVERNANCE

Our board of directors has adopted Corporate Governance Guidelines to address significant corporate governance issues, a copy of which is included as Appendix A to this proxy statement. These guidelines provide a framework for our corporate governance initiatives and cover topics including, but not limited to, director qualification and responsibilities, board of director composition, director compensation and management and succession planning. The Nominating and Corporate Governance Committee is responsible for overseeing and reviewing the guidelines and reporting and recommending to our board of directors any changes to the guidelines. You may obtain copies of the charters for our Audit Committee, Compensation Committee and our Nominating and Corporate Governance Committee, and our Corporate Governance Guidelines, free of charge, from our website at www.ncilp.com under the heading “Investor Relations - Corporate Governance” or by writing to the Investor Relations Administrator, NCI Building Systems, Inc., 10943 North Sam Houston Parkway West, Houston, Texas 77064.

Our board of directors has adopted a Code of Business Conduct and Ethics, which is designed to help officers, directors and employees resolve ethical issues in an increasingly complex business environment. The Code of Business Conduct and Ethics is applicable to all of our officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller and other persons performing similar functions. The Code of Business Conduct and Ethics covers topics, including but not limited to, conflicts of interest, confidentiality of information and compliance with laws and regulations. Our Code of Business Conduct and Ethics is available, free of charge, on our website, along with other corporate governance information, at www.ncilp.com under the heading “Investor Relations - Corporate Governance”. You may also obtain a copy by writing to Investor Relations Administrator at the address above.

Waivers from our Code of Business Conduct and Ethics are discouraged, but any waivers from the Code of Business Conduct and Ethics that relate to our principal executive officer, principal financial officer, principal accounting officer or controller and other persons performing similar functions or any other executive officer or director must be approved by our Nominating and Corporate Governance Committee, which is composed solely of directors whom we believe are independent of management, and will be posted on our website at www.ncilp.com within four business days of any such waiver.

COMMUNICATIONS WITH OUR BOARD

Any stockholder or interested party who wishes to communicate with our board of directors or any specific directors, including non-management directors, may write to:

Board of Directors

NCI Building Systems, Inc.

10943 North Sam Houston Parkway West

Houston, TX 77064

Depending on the subject matter, management will:

•	forward the communication to the director or directors to whom it is addressed (for example, if the communication received deals with questions, concerns or complaints regarding accounting, internal accounting controls and auditing matters, it will be forwarded by management to the Chairman of the Audit Committee for review);

•	attempt to handle the inquiry directly, for example where it is a request for information about us or our operations or it is a stock-related matter that does not appear to require direct attention by our board of directors or an individual director; or

•	not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic (in accordance with the explicit instructions of our non-management directors).

At each meeting of the board of directors, our Chairman of the Board will present a summary of all communications received since the last meeting of the board of directors that were not forwarded and will make those communications available to any director on request.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and officers, and persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC and the New York Stock Exchange. These persons are required by the Exchange Act to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of the forms received by us with respect to fiscal 2004, or written representations from the reporting persons, none of these reporting persons was late with respect to any required filings, except for (i) Mr. Chambers, who was late with respect to one filing on Form 4 relating to one transaction (tax withholding upon vesting of restricted shares) and (ii) Mr. Forbes who was late with respect to one filing on Form 4 relating to one transaction (a grant of restricted stock).

TRANSACTIONS WITH DIRECTORS, OFFICERS AND AFFILIATES

With respect to transactions between us and Messrs. A.R. Ginn, Chambers, Maddox and Kelly Ginn, please see “Executive Compensation—Employment and Change-in-Control Agreements.” With respect to transactions between us and certain members of our board of directors, please see “Board of Directors—Independence and Meetings.”

AUDIT COMMITTEE AND AUDITORS

Report of the Audit Committee

We have reviewed and discussed the audited financial statements of NCI for fiscal 2005 with management. We also have discussed the audited financial statements with Ernst & Young LLP, NCI’s independent registered public accountants. Our discussions with Ernst & Young LLP included, among other things, discussions relating to those topics set forth in the “Codification of Statements on Auditing Standards, AU§380, Communication with Audit Committees or Others with Equivalent Authority and Responsibility”, including but not limited to, the auditor’s responsibility under generally accepted auditing standards, the processes used by our management in formulating accounting estimates, significant adjustments made during the audit, any disagreements with our management and any difficulties encountered by the independent auditors in performing the audit. We also reviewed written disclosures from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”) and relating to any and all relationships between it and NCI, and we discussed with Ernst & Young LLP any relationship that might affect the objectivity or independence of Ernst & Young LLP. Based on those discussions, we are not aware of any relationship between Ernst & Young LLP and NCI that affects the objectivity or independence of Ernst & Young LLP.

Based on those discussions and review, we recommended to the board of directors that the audited financial statements for fiscal 2005 be included in NCI’s 2005 Annual Report to Stockholders. We have appointed Ernst & Young LLP as NCI’s independent auditors for fiscal 2006, and have submitted the appointment for shareholder ratification.

We also reviewed and discussed the fees paid to NCI’s independent auditors during fiscal 2005 for audit and non-audit services, which fees and services are described below under the title “Our Independent Auditors and Fees,” and have determined that the provision of the non-audit services and the fees that we pay for them are compatible with maintaining Ernst & Young LLP’s independence.

This report is submitted by the members of the Audit Committee.

GARY L. FORBES
PHILIP J. HAWK
MAX L. LUKENS
GEORGE MARTINEZ

In accordance with the rules and regulations of the SEC, the above report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulations 14A or 14C of the Securities Exchange Act of 1934 or to the liabilities of Section 18 of the Exchange Act and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act, notwithstanding any general incorporation by reference of this proxy statement into any other filed document.

Our Independent Registered Public Accounting Firm and Audit Fees

Ernst & Young LLP served as our independent registered public accountants for fiscal 2005. A representative of Ernst & Young LLP is expected to attend our annual meeting and will have the opportunity to make a statement if he so desires and will be available to answer appropriate stockholder questions.

Audit Fees. We incurred fees of $1,221,435 during fiscal 2005 and $500,900 during fiscal 2004 for Ernst & Young LLP’s independent audit of our annual financial statements, review of the financial statements contained in our quarterly reports on Form 10-Q and assistance regarding other SEC filings. All of the audit services provided to us by Ernst & Young LLP during fiscal 2005 and fiscal 2004 were pre-approved by the Audit Committee.

Audit-Related Fees. We paid incurred fees of $146,891 during fiscal 2005 and $37,000 during fiscal 2004 for other services rendered by Ernst & Young LLP that are reasonably related to its audit and review of our financial statements, including reviews of internal control design and operation and assistance in evaluating the requirements of the Sarbanes-Oxley Act of 2002. All of the audit-related services provided to us by Ernst & Young LLP during fiscal 2005 and fiscal 2004 were pre-approved by the Audit Committee.

Tax Fees. We incurred fees of $35,938 during fiscal 2005 and $46,690 during fiscal 2004 for Ernst & Young LLP’s professional services related to federal and state tax compliance, tax advice and tax planning. All of these services are permitted non-audit services. All of the tax-related services provided to us by Ernst & Young LLP for fiscal 2005 and fiscal 2004 were pre-approved by the Audit Committee.

All Other Fees. During fiscal 2005, we incurred fees of $52,110 for tax consulting services rendered by Ernst & Young LLP. Except as described above, we did not incur any other fees for services rendered by Ernst & Young during fiscal 2004. All of the tax consulting services provided to us by Ernst & Young LLP for fiscal 2005 were pre-approved by the Audit Committee.

Pre-Approval Policies and Procedures for Audit and Non-Audit Services

The Audit Committee has developed policies and procedures concerning its pre-approval of the performance of audit and non-audit services for us by Ernst & Young LLP. These policies and procedures provide that the Audit Committee must pre-approve all audit and permitted non-audit services (including the fees and terms thereof) to be performed for us by Ernst & Young LLP, subject to the de minimus exception for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934 that are approved by the Audit Committee before the completion of the audit. In pre-approving all audit services and permitted non-audit services, the Audit Committee or a delegated member must consider whether the provision of the permitted non-audit services is comparable with maintaining the independence of Ernst & Young LLP and its status as our independent auditors.

The Audit Committee has delegated to its members the authority to consider and approve management proposals for the engagement of Ernst & Young LLP to perform certain permitted non-audit services for fees of up to an aggregate of $100,000 between quarterly meetings of the Audit Committee; provided that those pre-approvals are presented to the entire Audit Committee at its then next regularly scheduled meeting. Management proposals arising between quarterly Audit Committee meetings are presented for pre-approval to the Chairman of the Audit Committee, Gary Forbes, and in the event of his unavailability, to another member of the Audit Committee.

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has appointed the firm of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending October 29, 2006, subject to ratification by the Company’s stockholders. Ernst & Young has served as the Company’s independent registered public accounting firm since our initial public offering. Representatives of Ernst & Young are expected to be present at the Annual Meeting of Stockholders and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions from those attending the meeting.

Required Affirmative Vote

If a majority of the votes cast in person or by proxy at the 2006 Annual Meeting of Stockholders are voted in favor of this proposal, the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending October 29, 2006 will be ratified. If the appointment of Ernst & Young is not ratified, the Audit Committee will reconsider the appointment.

The Audit Committee recommends that stockholders vote “FOR” ratification of Ernst & Young LLP’s appointment as the Company’s independent registered public accounting firm for the year ending October 29, 2006, and proxies executed and returned will be so voted unless contrary instructions are indicated thereon.

ADDITIONAL INFORMATION

Stockholder Proposals for 2006 Annual Meeting

In order for stockholder proposals to have been properly submitted for presentation at our annual meeting, we must have received notice prior to October 7, 2005 (the 120th day prior to February 4, 2005, the anniversary of the date on which last year’s proxy was mailed to you). We received no such notice, and therefore no stockholder proposals will be presented at our annual meeting.

Stockholder Proposals for Fiscal Year 2006 Proxy Statement

If you wish to present a proposal for inclusion in our proxy material for consideration at our annual meeting to be held in 2007, you must submit the proposal in writing to our Secretary at the address shown on the first page of this proxy statement, and we must receive your proposal not later than September 29, 2006 (the 120th day prior to January 27, 2007, the anniversary of the date on which this year’s proxy was mailed to you). That proposal must comply with Section 8 of Article II of our by-laws and, if it is to be included in our proxy materials, Rule 14a-8 under the Exchange Act. Our by-laws require our board of directors or the presiding officer of the annual meeting to reject any proposal for that meeting received after September 29, 2006. An untimely or non-complying proposal will be rejected.

Delivery of Proxy Statement

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering a single proxy statement addressed to those security holders. This process, which is commonly referred to as “householding,” potentially means extra convenience for security holders and cost savings for companies. This year, a number of brokers with accountholders who are NCI stockholders will be householding our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholder. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker or direct your written request to us at NCI Building Systems, Inc., Attention: Investor Relations Administrator, 10943 North Sam Houston Parkway West, Houston, Texas 77064 or call Todd R. Moore at 281-897-7788. The Company will promptly deliver a separate copy to you upon request.

MISCELLANEOUS

Our board of directors knows of no business other than that described above to be transacted at our annual meeting. If other matters requiring a vote of the stockholders arise, the persons designated as proxies will vote the shares of common stock represented by the proxies in accordance with their judgment on those matters.

The information contained in the proxy statement relating to the occupations and security holdings of our directors and officers and their transactions with us is based upon information received from the individual directors and officers. Unless otherwise indicated, all information relating to any beneficial owner of more than 5% of our common stock is based upon information contained in reports filed by that owner with the SEC.

The Annual Report to Stockholders for the fiscal year ended October 29, 2005, which includes our financial statements and accompanies this proxy statement, does not form any part of the materials for the solicitation of proxies. You may obtain a copy of (i) our Annual Report to Stockholders and (ii) our Annual Report on Form 10-K for the fiscal year ended October 29, 2005, in each case, including any financial statements and schedules and exhibits thereto without charge by submitting a written request to Mr. Todd R. Moore, Secretary, NCI Building Systems, Inc., 10943 North Sam Houston Parkway West, Houston, Texas 77064.

By Order of the Board of Directors
/s/ Todd R. Moore
Todd R. Moore
Vice President, General Counsel and Secretary

Houston, Texas

January 27, 2006

APPENDIX A

NCI BUILDING SYSTEMS, INC.

Corporate Governance Guidelines

[Amended and Restated as of September 1, 2005]

The Board of Directors (the “Board”) of NCI Building Systems, Inc. (the “Company”) has adopted these guidelines to promote the effective functioning of the Board and its committees.

1.	Director Qualification and Board Composition

(a)	Independence: The Board will consist of a majority of non-employee directors who meet the criteria for independence set by the New York Stock Exchange (“NYSE”) and any other applicable rules and regulations. The Nominating and Corporate Governance Committee of the Board is responsible for annually evaluating whether members qualify as independent under applicable standards. During the year, directors are expected to inform the Nominating and Corporate Governance Committee of any material changes in their circumstances or relationships that may impact their designation by the board as independent so that it may re-evaluate the director’s independent status. The Board will affirmatively determine that a director has no material relationship with the Company.

(b)	Board Size: The Board has the authority under the Company’s Amended and Restated By-Laws (the “By-Laws”) to set the number of directors. The Board believes that six to ten people is an appropriate size based on the Company’s present circumstances. The Board will periodically evaluate whether a larger or smaller number of directors would better serve the Company.

(c)	Board Election and Vacancies: The Company’s Board is divided into three classes who serve staggered terms. One class of directors is elected annually by the Company’s stockholders to serve a three-year term, except as noted below. Each year, at the Company’s annual meeting of stockholders, the Board recommends a class of directors for election by the stockholders. The Board’s recommendations are based on the recommendation of the Nominating and Corporate Governance Committee as to the suitability of each individual to serve as a director of the Company, taking into account the membership criteria set forth herein.

The Board may fill vacancies in existing or new director positions based on the recommendation of the Nominating and Corporate Governance Committee. Such directors elected by the Board serve only until the next election of directors unless elected by the stockholders to a further term at that time.

(d)	Board Membership Criteria: The Nominating and Corporate Governance Committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and characteristics that the Board seeks in Board members, including without limitation, the characteristics attached hereto as Exhibit A, as well as the composition of the Board as a whole. The Nominating and Corporate Governance Committee is responsible for identifying, screening and recommending the Board candidates for membership on the Board. The entire Board shall have formal approval of all Board candidates.

(e)

Term Limits; Mandatory Retirement: The Board does not believe it should limit the number of terms for which an individual may serve as a director. Directors who have served on the Board for an extended period of time are able to provide valuable insight into the operations and future of the Company based on their experience with and understanding of the Company’s history, policies and objectives. The Board believes that, as an alternative to term limits, it can ensure that the Board continues to evolve and adopt

APPENDIX A

new viewpoints through the evaluation and nomination process described in these guidelines. Under the Company’s By-Laws, no person may stand for election as a director after such person shall have surpassed the age of 73.

(f)	Limitation on Other Board Service: The Board does not believe that its members should be prohibited from serving on boards and/or committees of other organizations, and the Board has not adopted any guidelines limiting such activities; provided, however, that members of the Company’s Audit Committee may not simultaneously serve on the audit committee of more than two other public companies without prior review and approval of the Board (with proper disclosure of such approval to the fullest extent required by the rules and regulations of the NYSE). The Nominating and Corporate Governance Committee and the Board will take into account the nature of and time involved in a director’s service on other boards in evaluating the suitability of individual directors and making its recommendations to Company stockholders. Service on boards and/or committees of other organizations should be consistent with the Company’s conflict of interest policies set forth in the Company’s Code of Business Conduct and Ethics.

2.	Director Responsibilities

(a)	Responsibilities: The director’s primary responsibility is to provide effective governance over the Company’s affairs for the benefit of its stockholders. In all actions taken by a director, the director is expected to exercise his or her business judgment in what he or she believes to be in the best interests of the Company. In discharging this obligation, directors are entitled to rely on the honesty and integrity of the Company’s senior executives and its outside advisors and auditors.

(b)	Attendance at Meetings: The Board has five regularly scheduled meetings per year. The Chairman of the Board shall distribute to each director a calendar of the regularly scheduled Board meetings before the start of each calendar year. Special meetings are called as necessary. It is the responsibility of the directors to attend the meetings. In addition, members of the Board are expected to attend the Company’s Annual Planning Conference, at which long-term strategic and business plans will be reviewed.

(c)	Executive Sessions: The independent directors will meet in executive sessions without the Company’s management before or after each of the Board’s regularly scheduled meetings. The Chairman of the Nominating and Corporate Governance Committee shall serve as the presiding director at each executive session of the independent directors. The name of the presiding director will be disclosed in the manner required by the NYSE and applicable federal securities laws.

The Audit Committee will maintain procedures for interested parties to communicate directly with the non-employee directors, both on a confidential and non-confidential basis. These procedures will be published in the Company’s proxy statement for each annual meeting of stockholders and posted on the Company’s internet website.

(d)	Selection of Agenda: The Chairman of the Board establishes the agenda for each Board meeting, although other Board members are free to suggest items for inclusion on the agenda. Each director is free to raise at any Board meeting subjects that are not on the agenda for that meeting.

(e)

Distribution of Materials: In advance of each Board or Committee meeting, an agenda will be distributed to each member. In addition, to the extent feasible or appropriate, information and data important to the members’ understanding of the matters to be considered, including background summaries of presentations to be made at the meeting, will be distributed in advance of the meeting. Directors shall also routinely receive internal financial statements, earnings reports, press releases, analyst reports, copies of filings made

APPENDIX A

with the Securities and Exchange Commission and other information designed to keep them informed of the material aspects of the Company’s business, performance and prospects.

(f)	Board Committees: The Board has established the following committees to assist the Board in discharging its responsibilities:

•	Audit Committee

•	Compensation Committee

•	Nominating and Corporate Governance Committee

•	Executive Committee

The Audit, Compensation and Nominating and Corporate Governance Committees each have Charters establishing their authority and responsibilities. The current Charters of these committees shall be published on the Company’s website.

During the intervals between Board meetings, the Executive Committee shall, except as otherwise provided by the By-Laws and Delaware corporate law, have and may exercise all the powers and authority of the Board in the management of the Company’s business. The Executive Committee is hereby authorized between regularly scheduled meetings of the Board of Directors and in the place and stead of the full Board of Directors as follows:

•	to consider and act upon any and all matters that do not involve a commitment of more than $5.0 million for any single matter or an aggregate of $10.0 million for all matters acted upon between meetings of the full Board of Directors; and within the limits set forth in the immediately preceding clause, to exercise all of the powers and authority of the Board of Directors in the management and affairs of the Company; and

•	to grant options for up to 25,000 shares of Company common stock under the Company’s 2003 Long-Term Stock Incentive Plan (the “2003 Plan”) to new or existing employees of the Company who are not designated as “Level 1” or “Level 2” participants under the Company’s Bonus Program and who are not subject to Section 16 of the Securities Exchange Act of 1934, which authority shall be concurrent with, and not in lieu of, the authority of the Compensation Committee to administer the 2003 Plan and grant options thereunder; provided however, that the Executive Committee shall not have the authority to administer the 2003 Plan with respect to the options granted by it.

Notwithstanding the foregoing, the Executive Committee shall not have authority to act upon, approve or declare:

•	amendments to the Company’s charter or by-laws;

•	mergers (including “short-form” subsidiary mergers), sales, acquisitions, consolidations or other combinations, or acquisitions or sales of substantially all of the assets, of or with any business enterprise, the Company or any subsidiary or division of the Company, unless such transaction(s) is within the $5.0 million or $10.0 million limits set forth above that are applicable to the Executive Committee;

APPENDIX A

•	sales of assets of the Company or any of subsidiary or division of the Company, other than in the ordinary course of business;

•	the issuance or incurrence of indebtedness for borrowed money or capital leases, other than borrowings pursuant to loan or credit arrangements approved by the full Board of Directors;

•	issuances of capital stock of the Company, or issuances of capital stock or ownership interests of any of its subsidiaries to a person or entity other than the Company or one of its wholly-owned subsidiaries; or

•	dividends or distributions upon or with respect to capital stock of the Company.

In addition, the independent directors shall adopt such resolutions establishing the key practices of the Executive Committee, including such limitations on the power and authority of the Executive Committee, as the independent directors determine. The independent directors shall annually review the key practices, power and authority of the Executive Committee.

(g)	Committee Members: Each member of the Audit, Compensation and Nominating and Corporate Governance Committees will meet the criteria for independence set by the NYSE and any other applicable rules and regulations. Members of the Audit Committee shall also satisfy any additional legal or NYSE requirements regarding financial literacy and expertise.

Committee meetings will generally be held on the same day as Board meetings. However, during the course of each year, some committee meetings, especially Audit Committee meetings, may be held on days that do not coincide with regularly scheduled Board meetings. At each Board meeting, the Chairman of each committee shall report to the full Board with respect to any meetings held by the Committee since the last Board meeting, if any. In addition, each committee shall distribute to the full Board copies of the minutes of any committee meeting.

3.	Access to Management and Outside Advisors

(a)	Access to Management: The Board shall have full and free access to senior management and all other employees of the Company in order to ensure that directors can ask all questions and glean all information necessary to fulfill their duties. Any meetings or contacts that a director wishes to initiate may be arranged through the Chairman of the Board or the Chief Executive Officer of the Company; provided, however, that any director has the right to directly contact the Company’s internal auditor (or persons performing the internal audit function) without informing senior management. The Board may specify a protocol for making such inquiries.

Management is encouraged to invite Company personnel to any Board meeting at which their presence and expertise would help the Board have a full understanding of matters being considered.

(b)	Access to Outside Advisors: The Board and each committee of the Board shall have the right to retain such outside advisors, including, without limitation, accountants, legal counselor other experts or consultants, as the Board and such committee, in its sole and absolute discretion, deems advisable or appropriate. The Company shall pay all of the fees and expenses of any such advisors.

APPENDIX A

4.	Director Compensation

(a)	Non-Employee Directors: The form and amount of director compensation is determined by the Board upon the recommendation of the Compensation Committee in accordance with the policies and principles set forth in its charter and applicable legal and regulatory guidelines. The Compensation Committee will conduct reviews, from time to time, of director compensation. The Compensation Committee will consider that a director’s independence may be jeopardized if director compensation and perquisites exceed customary levels, if the Company makes substantial charitable contributions to organizations with which a director is affiliated, or if the Company enters into a consulting contract with (or provides other indirect forms of compensation to) an organization with which the director is affiliated.

(b)	Employee Directors: Employees of the Company who serve as a director do not receive compensation for serving as a director.

5.	Director Orientation and Continuing Education

(a)	Initial Orientation: New non-employee directors will receive a comprehensive orientation from appropriate senior management of the Company regarding the Company’s business and affairs.

All directors will receive a director fact book, which shall contain such information the Board requests or as the Chairman of the Board deems appropriate, including, without limitation, copies of the Company’s organizational documents, equity compensation plans, material agreements and a list of other items that directors may request if they deem it advisable.

(b)	Continuing Education: The Board expects that, at least annually, all directors will participate in a continuing education event (which may coincide with a regular Board meeting) addressing among other things, current developments and best practices in corporate governance. Members of the Company’s senior management may also review with the Board from time to time certain aspects of the Company’s operations as part of regularly scheduled Board meetings. In addition, the Board will also normally conduct an on-site visit to one of the Company’s manufacturing facilities in conjunction with a regular Board meeting at least once every other year.

6.	Management Succession Planning

(a)	Annual Performance Review: At least annually, the non-employee directors will, in conjunction with the Compensation Committee, review the performance of the Company’s Chief Executive Officer and other senior management in light of the Company’s goals and objectives.

(b)	Succession Planning: At least annually, the Board will review succession plans for the Company’s Chief Executive Officer and other senior management. The Chairman of the Nominating and Corporate Governance Committee shall chair any Board session called for the purpose of discussing succession issues. Succession planning will address both succession in the ordinary course of business and contingency planning in case of unexpected events. The offices of Chairman of the Board and Chief Executive Officer have been at times combined and at times separated. The Board has the discretion to combine or separate these positions, at it deems appropriate in light of prevailing circumstances. The Board believes that the combination or separation of these offices should be considered as part of the succession planning process. The Board further believes that it is in the best interests of the Company for the Board to make a determination as to the combination or separation of the offices of Chairman of the Board and the Chief Executive Officer each time it elects a new Chief Executive Officer.

APPENDIX A

7.	Annual Performance Evaluation

(a)	Board and Committees: The Board will conduct an annual self-evaluation to determine whether it and its committees are functioning effectively. The Nominating and Corporate Governance Committee will receive comments from all directors and report annually to the Board with an assessment of the Board’s performance. This report will be discussed at the first Board meeting immediately following the end of the Company’s fiscal year. The assessment will focus on the Board’s contribution to the Company and specifically focus on areas in which the Board or management believes that the Board could improve.

(b)	Corporate Governance Guidelines: In addition, the Board will conduct an annual review of the corporate governance principles and make such changes, modifications and amendments as the Board determines.

8.	Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to the Company’s directors, management and all employees. Each director is expected to be familiar with and to follow these policies. In addition, directors must avoid any conflict between their own interests and the interests of the Company in dealing with suppliers, customers and other third parties, and in the conduct of their personal affairs, including transactions in the Company’s securities, with any affiliate or with any non-affiliated organization.

The Nominating and Corporate Governance Committee will review any allegation that a director or executive officer may have violated the Code of Business Conduct and Ethics and will report its findings to the full Board.

APPENDIX A

Exhibit A

CRITERIA FOR THE SELECTION OF DIRECTORS

1.	The nominee shall have the highest personal and professional ethics, strength of character, integrity and values.

2.	The nominee shall be, about to be or have been a senior manager, chief operating officer, chief financial officer or chief executive officer of a relatively complex organization such as a corporation, university, foundation or unit of government with a proven record of success or, if in a professional or scientific capacity, be accustomed to dealing with complex problems, or otherwise shall have obtained and excelled in a position of leadership.

3.	The nominee shall have the education, experience, intelligence, independence, fairness, reasoning ability, practical wisdom and vision to exercise sound, mature judgments on a macro and entrepreneurial basis on matters which relate to the current and long-term objectives of the Company.

4.	The nominee shall have the competence and willingness to learn the Company’s business and confidence to express his/her personal views.

5.	The nominee shall be free and willing to attend regularly scheduled meetings of the board of directors and its committees over a sustained period and otherwise able to contribute a reasonable amount of time to the affairs of the Company and its affiliates. Participation on other boards is desirable in providing a breadth of experience to the board.

6.	The nominee shall have the breadth of viewpoint and experience necessary for an understanding of the diverse and sometimes conflicting interests of stockholders and other constituencies, while still recognizing the particular responsibilities of the board of directors.

7.	The nominee should be of such an age at the time of election to assure a minimum of three years of service as a director.

8.	The nominee shall have the personality, tact, sensitivity and perspective to work well with others.

9.	The nominee shall have the stature and capability to represent the corporation before the public, stockholders and other various individuals and groups that affect the Company. The nominee should have the capability to “network” with others for the benefit of the corporation.

10.	The nominee shall be willing to appraise objectively the performance of management in the interest of the stockholders. The nominee shall possess an inquiring and independent mind willing to question management’s assumptions when inquiry is appropriate.

NCI BUILDING SYSTEMS, INC.

☐ Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A.	Election of Directors

1.	The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold
01 – A. R. Ginn (term will expire in 2009)	☐	☐

02 – W. Bernard Pieper (term will expire in 2009)	☐	☐

03 – John K. Sterling (term will expire in 2009)	☐	☐

B.	Ratification of Auditors

1.	The Board of Directors recommends a vote FOR ratification of Ernst & Young LLP for Fiscal 2006.

For	Against	Abstain
☐	☐	☐

C.	Authorized Signatures – Sign Here – This section must be completed for your instructions to be executed.

Please sign your name exactly as it appears above. Joint owners must each sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If held by a corporation, please sign in full corporate name by the president or other authorized officer. If held by a partnership, please sign in the partnership’s name by an authorized partner or officer.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

PROXY – NCI BUILDING SYSTEMS, INC.

THIS PROXY IS SOLICITED BY THE NCI BUILDING SYSTEMS, INC. BOARD OF DIRECTORS.

Proxy for Annual Meeting of Stockholders

March 10, 2006 – 10:00 A.M.

The share owner(s) whose signature(s) appear(s) on the reverse side of this Proxy hereby appoint(s) A.R. Ginn and Norman C. Chambers, with or without others, proxies with full power of substitution and resubstitution to vote all shares of common stock that the share owner(s) would be entitled to vote at the Annual Meeting of Stockholders of NCI Building Systems, Inc. (the “Company”), to be held on Friday, March 10, 2006 at 10:00 a.m., local time, at the NCI Conference Center located at 7313 Fairview, Houston, Texas 77041, and at any reconvened meeting following any adjournment or postponement thereof, as follows on the reverse side. Receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement dated January 27, 2006 is hereby acknowledged.

This Proxy is to be voted as specified on the reverse side. If no specification is made, this Proxy is to be voted FOR the nominees listed in Item A, FOR ratification of Ernst & Young LLP for fiscal 2006 and IN THE DISCRETION OF THE PROXIES upon such other business as may properly come before the meeting.

PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.